CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in the Registration Statement on Form SB-2 of Daedalus Building Systems, Inc. (Daedalus), of our report dated December 10, 1999 on Daedalus' consolidated financial statements as of October 31, 1999 and for the period May 20, 1999 (inception) to October 31, 1999, and to the reference of our firm as experts.




/s/  Pannell Kerr Forster
-------------------------
Pannell Kerr Forster PC
Fairfax, Virginia
April 10, 2000